Mail Stop 3561

August 10, 2005

Mr. Miguel Nunez Sfeir
Chief Financial Officer
Distribution and Service D&S Inc.
Avenida Presidente Eduardo Frei Montalva 8301
Quilicura
Santiago, Chile

      Re:	Form 20-F for the Year Ended December 31, 2004
		Filed July 15, 2005
      File No. 0-14702

Dear Mr. Sfeir:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.


							Sincerely,



								Michael Moran
								Accounting Branch Chief



cc (via Fax):	S. Todd Crider, Esq.
      Simpson Thacher & Bartlett
		(212) 455-2502
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Miguel Nunez Sfeir
Distribution and Service D&S Inc.
July 26, 2004
Page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE